EXHIBIT 99.1
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Investor contact: Aaron Pearce 414-438-6895
Media contact: Carole Herbstreit 414-438-6882

Brady Corporation closes the second and final phase of the sale of its Die-Cut Business

MILWAUKEE (August 1, 2014)--Brady Corporation (NYSE: BRC) (“Brady”), a world leader in identification solutions, today announced that it has completed the second phase of the previously announced two-step divestiture of its European and Asian Die-Cut businesses to Boyd Corporation, a leading global provider of highly engineered, specialty material-based energy management and sealing solutions.

On February 24, 2014, Brady announced that it reached an agreement to sell its Die-Cut business to Boyd Corporation in a two-step process. The first step, which closed on May 1, 2014, involved the sale of the Die-Cut business with operations in Germany, Thailand, Korea, and Malaysia. The second step, which closed on August 1, 2014, involved the sale of the remaining portion of the Die-Cut business, with operations in the People’s Republic of China and associated global sales support. Aggregate cash proceeds received by the Company in connection with the sale of its Die-Cut business were approximately $60 million and are subject to customary final working capital and net cash adjustments.

About Brady Corporation

Brady Corporation is an international manufacturer and marketer of complete solutions that identify and protect premises, products and people. Brady’s products help customers increase safety, security, productivity and performance and include high-performance labels, signs, safety devices, printing systems and software. Founded in 1914, the company has a diverse customer base in electronics, telecommunications, manufacturing, electrical, construction, medical and a variety of other industries. Brady is headquartered in Milwaukee, Wisconsin and as of July 31, 2013, employed approximately 7,400 people in its worldwide businesses. Brady’s fiscal 2013 sales were approximately $1.15 billion. Brady stock trades on the New York Stock Exchange under the symbol BRC. More information is available on the Internet at www.bradycorp.com.